EXHIBIT 4.1

THE CATO CORPORATION

 2013 EMPLOYEE STOCK PURCHASE PLAN

Article 1                    Purpose of Plan

The purpose of The Cato Corporation 2013 Employee Stock Purchase Plan (hereinafter “ESPP” or “Plan”) is to provide employees of The Cato Corporation (the “Company”) and its Subsidiaries with an opportunity to participate in the accumulation and potential appreciation of the Class A Common Stock, par value $0.03-1/3 per share (“Common Stock”), of the Company.  The Company intends for the ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Code.  The provisions of the ESPP shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

Article 2                    Definitions

2.1              Board of Directors:  The Board of Directors of the Company.

2.2              Code:  Internal Revenue Code of 1986, as amended.  Reference to a section of the Code shall be deemed to include reference to applicable regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, regulations or guidance.

2.3              Compensation:  Regular base salary or wages, including overtime payments.

2.4              Compensation Committee or Committee: The Compensation Committee of the Board of Directors or a subcommittee thereof, or such other  committee appointed by the Board of Directors to administer the Plan (or in the absence of such appointment, the Board of Directors itself).  Members of the Committee shall not be eligible to participate in the Plan and shall be “non-employee directors” within the meaning of Section 16 and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.5              Designated Enrollment Period:  The period designated by the Company during which Eligible Employees may enroll in the ESPP before the beginning of each six-month offering period (as described in Article 5).

2.6              Eligible Employees:  All employees of the Company and its Subsidiaries.

2.7              Subsidiary:  A “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, unless the Committee has designated that such Subsidiary shall not participate in the Plan.

Article 3                    Effective Date

The ESPP was adopted by the Committee on March 27, 2013.  The ESPP shall become effective on October 1, 2013, subject to its approval by the Company’s shareholders in accordance with Section 423 of the Code within twelve months of the date of its adoption by the Committee.  Rights of Eligible Employees are conditional upon shareholder approval of the Plan.

Article 4                    Administration

4.1              The ESPP shall be administered by the Committee.  Members of the Committee receive no additional compensation for administering the ESPP.

4.2              Subject to the provisions of the ESPP and relevant law, the Committee shall have complete authority, in its sole discretion  (a) to specify the purchase price, subject to Article 6 hereof, of shares to be purchased under the ESPP; (b) to construe and interpret the ESPP and to determine any question arising under or in connection with the administration or operation of the ESPP; (c) to prescribe, amend and rescind rules and regulations relating to the ESPP; (d) to amend the ESPP to conform with relevant law; (e) to correct any defect, supply any omission and reconcile any inconsistency in the ESPP, to employ such broker and other services as it may deem necessary or appropriate in carrying out the provisions of the ESPP; (f) to delegate administrative responsibilities under the Plan, and (g) to make all other determinations and to do all other acts deemed necessary or advisable for the administration of the ESPP.  The Committee’s determination on the foregoing matters shall be conclusive.  No member of the Committee or the Board of Directors shall be liable for any action or determination concerning the ESPP made in good faith.

Article 5                    Eligibility and Participation in the Plan

5.1              Offering Dates

Each ESPP offering period is a six month period, commencing October 1 and April 1 (the “offering periods” or “offering period”).  The initial offering period will commence on October 1, 2013 and will end on March 31, 2014.  Subject to Section 423 of the Code, the Committee shall have the power to change the duration and effective dates of the offering periods.

5.2              Participation in the Plan

(a)                Enrollment

Purchase rights under the ESPP may be granted only to Eligible Employees of the Company or a Subsidiary.  Each Eligible Employee may elect to participate in the ESPP by completing and submitting an enrollment agreement in such form and in such manner as designated by the Company (which may, at the Company’s discretion, include electronic form) during the applicable Designated Enrollment Period.  An Eligible Employee may elect to allocate from 1% to 10%, in whole percentages, of his or her Compensation, through payroll deductions, to purchase shares through the ESPP.  Once enrolled, and providing that the employee remains eligible for the ESPP and has not been suspended from participation pursuant to Article 7, the Eligible Employee’s participation and payroll deduction rate will continue through ensuing offering periods unless the Eligible Employee cancels or changes such participation via the designated change form in accordance with Section 5.2(b) and in such manner designated by the Company.

An Eligible Employee may only enroll within the Designated Enrollment Period.  An employee who becomes eligible after a Designated Enrollment Period is closed may enroll only during a subsequent Designated Enrollment Period.

The Company shall maintain bookkeeping accounts for recordkeeping purposes only that reflects a participant’s payroll deductions and other contributions to the ESPP (pursuant to Section 6.3), and the shares purchased under the ESPP.  No interest shall accrue on any amounts of whatever nature that are credited to participant accounts under the ESPP unless otherwise required by applicable law.

(b)               Cancellation

A participant may cancel his or her participation in the ESPP at any time.  If a participant cancels his or her participation on or before March 15 or September 15 of the applicable offering period by submitting the designated form to the Company’s Human Resources Department (or other recipient designated by the Company), payroll deductions withheld during that offering period will be refunded to the employee as soon as practicable.  If a participant cancels his or her participation after March 15 or September 15 of the applicable offering period, such cancellation will not be effective for such offering period and the payroll deductions withheld during that offering period will be used to purchase Common Stock pursuant to Article 6.  No interest will be paid on any amount refunded.

To reinstate his or her participation, the Eligible Employee must re-enroll during any subsequent Designated Enrollment Period.

If, during an offering period, a participant’s employment terminates for any reason and such termination occurs on or prior to March 15 or September 15, as the case may be, such participant’s participation in the ESPP shall be cancelled and payroll deductions withheld during that offering period will be refunded without interest to the individual as soon as practicable (or in the case of the participant’s death, to the person or persons entitled thereto under Section 9.3).  If a participant’s employment  terminates after March 15 or September 15 of the applicable offering period, such termination will not affect such offering period and the payroll deductions withheld during that offering period will be used to purchase Common Stock pursuant to Article 6.

(c)                Changes to participation elections, other than cancellation to the extent noted in Section 5.2(b) above, may be made only during the Designated Enrollment Periods.  Such changes will be effective at the beginning of the offering period following such Designated Enrollment Period.

Article 6                    Number of Shares, Price and Purchase of Common Stock

6.1              The number of shares of Common Stock available for purchase under the ESPP shall be two hundred fifty thousand (250,000) shares, all of which will be available for purchase during the initial offering period. Shares available for purchase during the initial offering period but not purchased by participants will be carried over to each subsequent offering period.  The number of shares covered by the ESPP is subject to adjustment in the event of a stock split or other transaction described in Section 10.1.

6.2              The purchase price at which shares will be sold during each ESPP offering period is 85% of the lower of the fair market value at (a) the beginning date of such offering period or (b) the ending date of such offering period.  The fair market value of the Common Stock on a given date is the closing or last sale price on the NYSE/New York Stock Exchange for that date.  If the offering period begins or ends on a day when the NYSE/New York Stock Exchange does not trade, the fair market value shall be determined by using the closing or last sale price on the last trading day immediately preceding the beginning or ending day of the offering period.  Shares shall be purchased as soon as practicable after the end of each offering period.

6.3              Each Eligible Employee who is a participant in the Plan on April 15 of the year may make a one time election effective April 15 of such year to purchase shares through the ESPP for a minimum amount of $100 and a maximum of $10,000.  The participant shall indicate his or her intent to make a one time purchase by returning an election form and a check representing the amount of the election by April 10 to the Company in such form and manner designated by the Company.  A participant who is an officer subject to Section 16(b) of the Exchange Act must return an irrevocable election form on or before October 15 of the preceding year.  The purchase price will be determined on April 15 using 85% of the closing or last sale price on the NYSE for that date.  If April 15 falls on a day when the NYSE/New York Stock Exchange does not trade, the fair market value shall be determined by using the closing or last sale price on the last preceding trading day.

6.4              The number of shares (whole and fractional) purchased by each participant at the end of each offering period will be determined by dividing the purchase price as defined in Section 6.2 above into the amount of payroll deduction withheld for that participant during the offering period, subject to ESPP limitations detailed elsewhere in this Plan.  However, the maximum number of shares of Common Stock purchasable by a participant for any such offering period shall not exceed one thousand (1,000) shares, subject to adjustment in the event of a stock split or other transaction described in Section 10.1.

6.5              If the number of shares elected to be purchased by participants for an offering exceeds the aggregate number of shares available during the offering period (or for the April 15 offering date, if applicable), the Company will reduce, pro rata, the number of shares available to each participant.  Excess payroll deductions will be refunded.

6.6              As soon as practicable after purchases have been made, or after the offering date, the Company will credit the account of each participant for the applicable number of whole and fractional shares.  Participants will periodically receive statements showing the number of shares (whole and fractional) credited to the account of the participant.  Subject to Article 7, a participant generally will receive Common Stock certificates for whole shares owned by the participant only upon written request to the Company.  To the extent applicable (for example, the number of shares that the participant may purchase is restricted by the $25,000 limitation described in Section 6.7(a) below), the excess of any payroll deductions withheld for an offering period that were not applied toward the purchase of Common Stock shall be returned to the participant, except that amounts representing a fractional share of Common Stock may be carried forward and applied during the next offering period.  No fractional shares may be issued under the ESPP.

6.7              Notwithstanding any other provisions of this ESPP:

(a)                No participant shall have rights to purchase stock under the ESPP which permits his or her rights pursuant to this ESPP or any other plan maintained by the Company or any Subsidiary that constitutes an employee stock purchase plan within the meaning of Section 423 of the Code to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such right is granted – e.g., the first day of the offering period) for each calendar year in which such right is outstanding at any time.

(b)               No employee shall have the right to purchase shares under the ESPP, if immediately after the grant of such right, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary.  For this purpose, the attribution rules of Section 424(d) will apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding options (including rights under this ESPP) shall be treated as stock owned by the employee.

6.8              A participant may purchase shares under the ESPP only if such participant both is an Eligible Employee on the first day of the offering period and remains an Eligible Employee through March 15 or September 15, as the case may be, of the offering period.  No participant shall have any of the rights of a shareholder with respect to shares purchased under the ESPP until the purchase price for such shares has been paid and either the participant’s account has been credited with such shares or certificates for such shares have been issued to the participant.

6.9              The participants in each offering under the ESPP shall have equal rights and privileges within the meaning of Section 423(b)(5) of the Code.

Article 7                    Withdrawals of Shares Held in the Plan/Suspension of Participation

All shares of Common Stock purchased during a six-month offering period or on the April 15 offering under the ESPP must be held for a minimum of one (1) year from the date of purchase, including shares resulting from adjustments made pursuant to Section 10.1.  However, the foregoing one (1) year period shall not apply to shares of Common Stock that are purchased through the reinvestment of dividends in accordance with Article 17.

Subject to the one (1) year period described above, a participant may withdraw all or any portion of the whole shares held in the participant’s account under the Plan by notifying the Company in such form and manner as designated by the Company.  A participant may elect withdrawal of a portion or all of his or her whole shares held in the Plan in one of two ways: (a) a certificate for the full shares withdrawn may be issued in the name of and mailed to the participant or (b) the shares so withdrawn may be liquidated in cash.  Participants will be responsible for brokerage fees and costs, if any, associated with liquidation.  The net proceeds of the sale (the total sales price of all shares of Common Stock sold less the costs of sale) will be distributed to the participant.  Certificates for fractional shares will not be issued.  Fractional share amounts will be paid in cash.  Any written notice of withdrawal received after the record date for a cash dividend will not be effective until after the dividend is reinvested under the Plan.

An Eligible Employee who requests a withdrawal of shares will be suspended from Plan participation for a period of two (2) years from the date of the request for withdrawal.  A suspended Eligible Employee may resume Plan participation for the offering period that begins at least two (2) years from the date of the request for a withdrawal of shares by enrolling during the Designated Enrollment Period for such offering period.

Certificates issued for shares purchased under the ESPP may contain such legends as the Company deems appropriate to reflect the restrictions of this Article 7.

Article 8                    No Contract of Employment

Participation in the ESPP shall neither constitute a contract of employment nor convey to any employee any right to continue in the employment of the Company or any Subsidiary or to continue to be involved in any business in which the Company or any Subsidiary may engage.

Article 9                    Employment Termination, Death, Disability, Retirement and Leaves of Absence

9.1              If a participant terminates employment for any reason, including death, disability or retirement, or no longer meets the eligibility requirements for any reason other than a leave of absence as detailed in Section 9.2 below, his or her account balance representing partial shares shall be paid in cash and a certificate shall be issued for whole shares; provided that such shares shall remain subject to the one (1) year holding period described in Article 7.

9.2              Subject to Section 423 of the Code, to the extent an Eligible Employee who is a participant for an offering period goes on an unpaid approved leave of absence during such offering period remains an Eligible Employee, the participant may remain in the ESPP for that period.

9.3              A participant may designate, in writing in such form and manner as designated by the Company, a beneficiary under the ESPP.  In the event of a participant’s death, his or her designated beneficiary shall receive shares and cash in full repayment of the amounts deposited in the participant’s account and cash for the payroll deductions, if any, for the current offering period.  In the case of a married participant who resides in a community property state, no party other than the participant’s spouse may be named as primary beneficiary without the written consent of the spouse.  In the absence of a designated beneficiary, the account balance of a married participant will be paid to the participant’s spouse, and the account balance of an unmarried participant will be paid to the participant’s estate.

9.4              Subject to Section 423 of the Code and the ESPP, the Committee shall have the discretion to make decisions about rights of participants and obligations of the ESPP in situations of death, disability, retirement, and leaves of absence and all decisions of the Committee shall be final and binding on all affected parties.

Article 10                         Capital Changes

10.1          If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, with or without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock consolidation, stock dividend, or similar event, then an appropriate and proportionate adjustment shall be made in the number and kind of shares or other securities which may be purchased under the ESPP and the maximum number of shares that may be purchased during a six-month offering period.

10.2          Adjustments under Section 10.1 hereof shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive as to all affected parties.  No fractional shares shall be issued under the Plan on account of any such adjustment but total ownership balance (whole and fractional shares) will be considered for such adjustments.

Article 11                      Recordkeeping

11.1          The Company or the Committee may designate a recordkeeper or agent for the ESPP.  All expenses of establishing and administering the ESPP will be paid by the Company without charge to participants, provided that any transfer or similar taxes applicable to a participant’s purchase of shares may be charged to the participant’s account.  All brokerage fees  and costs for the sale or transfer of shares by a participant shall be borne by the participant.

11.2          A statement will be sent to each participant as soon as practicable after the end of each offering period.  The statement will include payroll deduction totals, fair market values at the beginning and end of the offering period, purchase price, shares purchased (whole and fractional) and shares allocated.

Article 12                      Restrictions on Assignment of Plan Rights

Rights to purchase shares of Common Stock under the Plan are not transferable by the participant other than by will or the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.  Subject to the provisions hereof, a participant may not sell, pledge or otherwise assign or transfer his or her right to purchase shares under the Plan, his or her account under the Plan, or any cash or shares credited to such account.  A participant who desires to sell, pledge or otherwise assign or transfer shares in his or her account must request that certificates for such shares be issued in the participant’s name as provided herein.

Article 13                      Consent of Participants

Each participant shall be bound by the terms and conditions of the ESPP as such terms and conditions may be amended from time to time.

Article 14                      Amendment or Termination of the Plan

The Committee shall have the right to amend or terminate the ESPP in its sole discretion at any time, without the approval of shareholders except as required by Section 423 of the Code or other applicable law or listing requirements.  The ESPP shall terminate at 11:59 pm on September 30, 2023 (such that the offering period that ends on September 30, 2023 shall be the last offering period under the Plan) unless it has been previously terminated by the Committee.

Article 15                      Taxation

Any taxes required by law to be withheld on account of the ESPP shall be deducted and withheld accordingly.  A participant may become liable for taxes when she/he disposes of shares acquired through this ESPP.  Neither the Company nor any Subsidiary shall be responsible for any effect that the ESPP may have on an individual’s taxes.

Article 16                      Governing Law

The ESPP shall be construed in accordance with and governed by the laws of the State of Delaware and Section 423 of the Code.

Article 17                      Dividends

Dividends will be paid on all shares of Common Stock held in each participant’s account under the Plan on the basis of full and fractional shares held in the account on the record dates for such dividends.  Dividend payments will be reinvested in additional shares of Common Stock on the dividend payable date as determined by the Board of Directors at a price equal to 85% of the closing or last sale price of the Common Stock on the NYSE/New York Stock Exchange on the dividend payable date.

Article 18                      Use of Funds

All payroll deductions and other contributions and amounts held by the Company under the ESPP may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such amounts unless otherwise required by applicable law.

Article 19                      Restrictions on Resale

Shares of Common Stock for which certificates have been issued in the participant’s name as provided herein are freely transferrable and will not be subject to specific transfer restrictions except as provided by Article 7.

Article 20                Approvals and Listing

The Company shall not be required to issue any shares of Common Stock under the Plan prior to (a) obtaining any required approval from the stockholders of the Company; (b) obtaining any approval from any governmental agency that the Company shall, in its discretion, determine to be necessary or advisable; (c) the admission of such shares of Common Stock to listing on any national securities exchange on which the Common Stock may be listed; and (d) the completion of any registration or other qualification of such shares of Common Stock under any state or federal law or ruling or regulation of any governmental or regulatory body that the Company shall, in its sole discretion, determine to be necessary or advisable.  The Company may require that any participant make such representations and agreements and furnish such information as it deems appropriate to assure compliance with the foregoing or any other applicable legal requirement.  Notwithstanding the foregoing, the Company shall not be obligated at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Plan.